Exhibit 16.1

September 19, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Cardiff Lexington Corporation under Item 4.01 of its Form 8-K, dated September 19, 2024. We agree with the statements concerning our Firm in such Form 8-K. We are not in a position to agree or disagree with other statements of Cardiff Lexington Corporation contained therein.

Sincerely,

/s/ Grassi & Co., CPAs, P.C.